EXHIBIT 99
FOR IMMEDIATE RELEASE
Monday, February 25, 2008
R.G. BARRY CORPORATION TO MOVE TO NASDAQ GLOBAL MARKET
DFZ Trading Change Expected on March 10, 2008
PICKERINGTON, Ohio — February 25, 2008 — R.G. Barry Corporation (Amex:DFZ), the Dearfoams company, today announced its decision to switch the listing of its common stock from The American Stock Exchange to The NASDAQ Stock Market LLC®, effective Monday, March 10, 2008. The Company’s common shares will trade on The NASDAQ Global Market under DFZ, the Company’s current trading symbol.
“As we work to make our business the number one global resource in accessory footwear, our move to the world’s leading electronic stock market makes perfect sense,” said Greg Tunney, R.G. Barry Corporation President and Chief Executive Officer. “NASDAQ promotes innovation and attracts growth companies like ours.”
Daniel D. Viren, R.G. Barry Corporation Senior Vice President Finance and Chief Financial Officer added, “We are very excited about this change. We believe that NASDAQ will provide the Company with enhanced exposure and liquidity, and the electronic market model will offer our shareholders the best price, fastest execution and lowest cost per trade.”
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear, a retail category that encompasses slippers, sandals, hybrid and active fashion footwear, slipper socks and hosiery. To learn more about our business, visit us online at <www.rgbarry.com>, <www.dearfoams.com> and <www.terrasoles.com>.

At the Company —	Roy Youst, Director Corp. Comm. & IR	614-729-7275
	Daniel D. Viren, Sr. VPFinance, CFO	614-864-6400